Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Prospectus of our report dated March 26, 2025, relating to the financial statements of 21Shares Core Ethereum ETF, as of and for the period ended December 31, 2024, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ COHEN & COMPANY, LTD.

Towson, Maryland

August 27, 2025